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                                                                    EXHIBIT 10.1

                                LICENSE AGREEMENT

                                     BETWEEN

                                   ZYCOS INC.

                                       AND

                           COHESION TECHNOLOGIES, INC.

                         EFFECTIVE AS OF MARCH 15, 2002


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                         RESEARCH AND LICENSE AGREEMENT

            THIS RESEARCH AND LICENSE AGREEMENT (this "Agreement") is made and entered into effective as of March 15, 2002 (the "Effective Date"), by and between ZYCOS INC., a Delaware corporation, having its principal place of business at 44 Hartwell Avenue, Lexington, Massachusetts 02421 ("ZYCOS"), and COHESION TECHNOLOGIES, INC., a Delaware corporation with its principal place of business at 2500 Faber Place, Palo Alto, California 94303 ("Cohesion").

                                    RECITALS

            WHEREAS, Cohesion has certain patent and other rights with respect to the method (the "Method") of Manufacturing (as defined below) and using cross-linked polymer compositions ("Hydrogels"); and

            WHEREAS, Cohesion desires to license ZYCOS, and ZYCOS desires to obtain a license, under such patents and other rights to develop and commercialize products employing the Method in accordance with the terms and conditions set forth below.

            NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants of the parties hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

            Unless otherwise specifically provided herein, the following terms shall have the following meanings:

            1.1 "AFFILIATE"

with respect to a Person, shall mean any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of this Section 1.1 only, "control" and, with correlative meanings, the terms "controlled by" and "under common control with" shall mean the ownership, directly or indirectly, of at least fifty percent (50%) (or, if less, the maximum ownership interest permitted by law) of the voting securities or other ownership interest of a Person.

            1.2 "APPLICABLE LAW"

shall mean the applicable laws, rules, regulations, guidelines and requirements of the Regulatory Authorities in the Territory.

            1.3 "CALENDAR QUARTER"

shall mean each period of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.


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            1.4 "CALENDAR YEAR"

shall mean each successive period of twelve months commencing on January 1 and ending on December 31.

            1.5 "COHESION"

shall have the meaning set forth in the preamble of this Agreement.

            1.6 "COHESION KNOW-HOW"

shall mean any and all Information and Inventions developed by or on behalf of Cohesion prior to the Effective Date or during the term of this Agreement, or that Cohesion otherwise Controls as of the Effective Date or during the term of this Agreement, that relate to the Method, the Hydrogels or Improvements to any of the foregoing, but excluding any Information and Inventions to the extent covered or claimed by the Cohesion Patents.

            1.7 "COHESION PATENTS"

shall mean all of the Patents that Cohesion owns or otherwise Controls as of the Effective Date or at any time during the term of this Agreement, that relate to the Method, the Hydrogels or Improvements to any of the foregoing.

            1.8 "CONFIDENTIAL INFORMATION"

shall have the meaning set forth in Section 7.1(a).

            1.9 "CONTROL"

shall mean, with respect to any item of Information and Invention, Patent or other intellectual property right, the right, whether by ownership, license or otherwise, to grant a license, sublicense or other right to or under, such item, Patent or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

            1.10 "CURE PERIOD"

shall have the meaning set forth in Section 8.2.

            1.11 "EFFECTIVE DATE"

shall mean the effective date of this Agreement as set forth in the preamble to this Agreement.

            1.12 "EXPLOIT"

shall mean to make, have made, import, use, sell, offer for sale or otherwise dispose, including to research, develop, modify, enhance, improve, Manufacture, have Manufactured, store, formulate, have used, export, transport, distribute, promote, market or have sold.


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            1.13 "EXPLOITATION"

shall mean the making, having made, importation, use, sale, offering for sale or disposition of a product or process, including the research, development, modification, enhancement, improvement, Manufacture, storage, formulation, optimization, import, export, transport, distribution, promotion or marketing of a product or process.

            1.14 "FDA"

shall mean the United States Food and Drug Administration and any successor agency thereto.

            1.15 "FIELD"

shall mean the treatment and prevention of human diseases, disorders and conditions.

            1.16 "HYDROGELS"

shall have the meaning set forth in the Recitals to this Agreement.

            1.17 "IMPROVEMENT"

shall mean any modification, variation or revision to a product or any discovery, technology, device, process or formulation related to such product, whether or not patented or patentable, including any enhancement in the Manufacture or steps or processes thereof, ingredients, preparation, presentation, formulation, means of delivery, packaging or dosage of such product, any discovery or development of any new or expanded indications for such product, or any discovery or development that improves the stability, safety or efficacy of such product.

            1.18 "IND"

shall mean an investigational new drug application filed with the FDA for approval to commence human clinical trials, and its equivalent in other countries or regulatory jurisdictions in the Territory.

            1.19 "INDEMNIFICATION CLAIM NOTICE"

shall have the meaning set forth in Section 9.3(a).

            1.20 "INDEMNIFIED PARTY"

shall have the meaning set forth in Section 9.3(a).

            1.21 "INFORMATION AND INVENTIONS"

shall mean all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly


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procedures, computer programs, apparatuses, specifications, data, results and other material, including pre-clinical and clinical trial results, manufacturing procedures, test procedures and purification and isolation techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all Improvements, whether to the foregoing or otherwise, and other discoveries, developments, inventions, and other intellectual property (whether or not confidential, proprietary, patented or patentable).

            1.22 "LICENSED TECHNOLOGY"

shall mean, collectively, the Cohesion Patents and the Cohesion Know-How.

            1.23 "LOSSES"

shall have the meaning set forth in Section 9.1.

            1.24 "MANUFACTURE" AND "MANUFACTURING"

shall mean, with respect to a product, compound or hydrogel, the manufacturing, processing, formulating, packaging, labeling, holding and quality control testing of such product, compound or hydrogel.

            1.25 "METHOD"

shall have the meaning set forth in the Recitals to this Agreement.

            1.26 "NDA"

shall mean a New Drug Application filed pursuant to the requirements of the FDA, as more fully defined in 21 C.F.R. Section 314.5 et seq., and any equivalent application required by any Regulatory Authority for the marketing, sale or use of the Products in the Territory.

            1.27 "NET SALES"

shall mean, for any period, the gross amount invoiced by ZYCOS and its Affiliates or sublicensees for the sale of Products by ZYCOS or its Affiliates or sublicensees to Third Parties, less deductions for: (a) normal and customary trade, quantity and cash discounts and sales returns and allowances, including
(i) those granted on account of price adjustments, billing errors, rejected goods, damaged goods, returns and rebates, (ii) administrative and other fees and reimbursements and similar payments to wholesalers and other distributors, buying groups, pharmacy benefit management organizations, health care insurance carriers and other institutions, (iii) allowances, rebates and fees paid to distributors and (iv) chargebacks; (b) freight, postage, shipping and insurance expenses to the extent that such items are separately included in the gross amount invoiced; (c) customs and excise duties and other duties related to the sales to the extent that such items are separately included in the gross amount invoiced; (d) rebates and similar payments made with respect to sales paid for by any governmental or regulatory authority such as, by way of illustration and not in limitation of the parties' rights


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hereunder, Federal or state Medicaid, Medicare or similar state program or equivalent foreign governmental program; (e) sales and other taxes and duties directly related to the sale or delivery of Product (but not including taxes assessed against the income derived from such sale); (f) distribution expenses to the extent that such items are separately included in the gross amount invoiced; (g) any other similar and customary deductions that are consistent with United States generally accepted accounting principles, or in the case of non-United States sales, other applicable accounting standards; and (h) any such invoiced amounts that are not collected by ZYCOS or its Affiliates or sublicensees. ZYCOS shall keep adequate written records of any such invoiced amounts and such deductions (the "Written Records"). Any of the deductions listed above that involves a payment by ZYCOS or its Affiliates or sublicensees shall be taken as a deduction in the Calendar Quarter in which the payment is accrued by such entity. For purposes of determining Net Sales, the Product shall be deemed to be sold when invoiced and a "sale" shall not include transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory or governmental purposes (except to the extent that such transfers or dispositions directly generate income).

            For purposes of calculating Net Sales, sales between or among ZYCOS or its Affiliates or sublicensees for resale shall be excluded from the computation of Net Sales, but sales by ZYCOS or its Affiliates or sublicensees to Third Parties shall be included in the computation of Net Sales.

            In the event that a Product is sold in any country in the form of a combination product containing one or more therapeutically active ingredients in addition to those found in the version of the Product initially commercialized by ZYCOS or its Affiliates or sublicensees in the United States, Net Sales of such combination product will be adjusted by multiplying actual Net Sales of such combination product in such country calculated pursuant to the first paragraph of this Section 1.27 by the fraction A/(A+B), where A is the average invoice price in such country of the Product sold without such other active ingredients, if sold separately in such country, and B is the average invoice price in such country of such other therapeutically active ingredients in the combination, if sold separately in such country. If, in a specific country, such other therapeutically active ingredients in the combination product are not sold separately, Net Sales shall be adjusted by multiplying actual Net Sales of such combination product in such country calculated pursuant to the first paragraph of this Section 1.27 by the fraction A/C, where A is the average invoice price in such country of the Product sold without such other active ingredients and C is the invoice price in such country of such combination product. If, in a specific country, a Product without such other active ingredients is not sold separately, Net Sales shall be calculated by multiplying actual Net Sales of such combination product in such country calculated pursuant to the first paragraph of this Section 1.27 by the fraction (C-B)/C, where B is the average invoice price in such country of such other therapeutically active ingredients in the combination product and C is the invoice price in such country of the combination product. The invoice price for the Product without such other active ingredients and for such other therapeutically active ingredients shall be for a quantity comparable to that used in such combination product and of the same class, purity and potency. If, in a specific country, neither a Product without such other active ingredients nor such other therapeutically active ingredients in such combination product are sold separately, a market price for such Product and such other therapeutically active ingredients shall be negotiated by the parties in good faith based upon the


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costs, overhead and profit as are then incurred for such combination product and all similar substances then being made and marketed by ZYCOS and having an ascertainable market price.

            1.28 "PATENT COST"

shall mean the costs incurred by Cohesion in connection with the preparation, filing, prosecution and maintenance of the Cohesion Patents.

            1.29 "PATENTS"

shall mean (a) all patents and patent applications, (b) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like, and any provisional applications, of any such patents or patent application, and (c) any foreign or international equivalent of any of the foregoing.

            1.30 "PERSON"

shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

            1.31 "PRODUCT"

shall mean a nucleic acid-based product (a) which contains Hydrogels and (b) the manufacture, use or sale of which is covered by a Valid Claim in a Cohesion Patent.

            1.32 "REGULATORY APPROVAL"

shall mean any and all approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority, necessary for the Exploitation of the Licensed Technology in a country in the Territory, including any (a) approval of any Products (including any INDs, NDAs, and supplements and amendments thereto); (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto); (c) labeling approval; and (d) technical, medical and scientific licenses.

            1.33 "REGULATORY AUTHORITY"

shall mean any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of the Licensed Technology in the Territory.


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            1.34 "REGULATORY DOCUMENTATION"

shall mean all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents and all pre-clinical and clinical studies and tests, relating to any Products , and all data contained in any of the foregoing, including all INDs, NDAs, regulatory drug lists, advertising and promotion documents, adverse event files, complaint files and Manufacturing records.

            1.35 "TERRITORY"

shall mean the entire world.

            1.36 "THIRD PARTY"

shall mean any Person other than ZYCOS, Cohesion and their respective
Affiliates.

            1.37 "TRADEMARK"

shall include any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, brand mark, trade name, brand name, logo or business symbol.

            1.38 "VALID CLAIM"

shall mean, with respect to a particular country, a claim of an issued and unexpired patent in such country that (a) has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken or has been taken within the time allowed for appeal; and (b) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country.

            1.39 "WRITTEN RECORDS"

shall have the meaning set forth in Section 1.27.


            1.40 "ZYCOS"

shall have the meaning set forth in the preamble of this Agreement.

            1.41 "ZYCOS INFORMATION"

shall have the meaning set forth in Section 7.1(c).


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            1.42 "ZYCOS INTELLECTUAL PROPERTY"

shall have the meaning set forth in Section 6.1(c).

            1.43 "ZYCOS TECHNOLOGY"

shall mean the ZYCOS Intellectual Property comprising Improvements to (a) the Hydrogels and (b) the Method.

                                   ARTICLE II
                        DEVELOPMENT AND COMMERCIALIZATION

            2.1 DEVELOPMENT AND COMMERCIALIZATION ACTIVITIES.

ZYCOS shall have the sole right to Exploit the Products in the Field in the Territory. Except as otherwise expressly provided herein, ZYCOS shall be solely responsible for all costs and expenses in connection with such development and commercialization activities.

            2.2 PRODUCT DEVELOPMENT.

The parties acknowledge and agree that all decisions relating to ZYCOS's Exploitation and pricing of any Products or any Improvements thereto covered under this Agreement, including any decision not to develop or Exploit Products, shall be within the sole discretion of ZYCOS. Cohesion acknowledges that ZYCOS is in the business of researching, developing, manufacturing, marketing and selling pharmaceutical products, and nothing in this Agreement shall be construed as restricting such business or imposing on ZYCOS the duty to Exploit or otherwise commercialize the Products or any Improvements thereto for which royalties are payable hereunder to the exclusion of, or in preference to, any other product, or in any way other than in accordance with its normal commercial practices.

            2.3 INFORMATION DISCLOSURE.

Cohesion shall, without additional compensation, disclose and make available to ZYCOS, in whatever form ZYCOS may reasonably request, all Cohesion Know-How and all Information and Inventions covered or claimed by any Cohesion Patents, in each case which are relevant to the Field, promptly after the Effective Date, and thereafter promptly upon the earlier of the development, making, conception or reduction to practice of such Cohesion Know-How or Information and Inventions; provided, however, that ZYCOS shall compensate Cohesion for time spent by Cohesion employees in making such disclosures, after the initial forty
(40) hours, the rate of which compensation shall be mutually determined in good faith by the parties.

            2.4 RIGHTS AND OBLIGATIONS.

Any and all rights of ZYCOS under this Article II are intended, and shall be construed, to benefit such of its Affiliates and sublicensees as and to the extent ZYCOS may, from time to time,


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designate. Further, ZYCOS shall have the right to satisfy any or all of its obligations under this Article II through one or more of its Affiliates or sublicensees.

                                   ARTICLE III
                            LICENSE GRANTS AND SUPPLY

            3.1 GRANTS TO ZYCOS.

                  (a) License Grant. Subject to Section 3.1(b) and the other terms and conditions of this Agreement, Cohesion hereby grants to ZYCOS and its Affiliates a non-exclusive, perpetual, royalty-bearing license in the Territory, with the right to grant sublicenses, under the Cohesion Patents and the Cohesion Know-How to Manufacture Hydrogels and to Exploit the Products and any Improvements thereto in the Field.

                  (b) Right of First Negotiation. Cohesion shall provide written notice to ZYCOS pursuant to this Section 3.1(b) before entering into negotiations with any Third Party for the grant by Cohesion to such Third Party of an exclusive license in the Territory under the Cohesion Patents and the Cohesion Know-How to Manufacture Hydrogels, or to Exploit the Products or any Improvements thereto in the Field, and, in any event, before granting any such exclusive license to any such Third Party. For a period of not less than ninety (90 days following receipt by ZYCOS of such notice, Cohesion shall negotiate exclusively with ZYCOS in good faith regarding the terms and conditions on which Cohesion would be willing to grant such an exclusive license to ZYCOS, which terms and conditions shall be commercially reasonable with respect to both parties. If, at the conclusion of such good faith negotiations, Cohesion and ZYCOS do not execute a definitive agreement providing for the grant by Cohesion to ZYCOS of such exclusive rights, Cohesion shall have the right to negotiate with one or more Third Parties with respect to the grant by ZYCOS to such party or parties of such exclusive rights; provided, however, that Cohesion may not grant such exclusive rights to any Third Party on terms that are more favorable than the terms which Cohesion offered to ZYCOS. By way of example, and without limitation of the foregoing, Cohesion shall not grant to any Third Party such exclusive rights at royalty rates that are lower in amount than the royalty rates that Cohesion offered to ZYCOS.

                  (c) Grant of Option. From time to time during the term of this Agreement, ZYCOS shall have the right to initiate negotiations with Cohesion to acquire an exclusive, perpetual, royalty-bearing license in the Territory, with the right to grant sublicenses, under the Cohesion Patents and the Cohesion Know-How to Exploit in the Field products (i) which are not nucleic-acid based and (ii) (A) which contain Hydrogels and (B) the manufacture, use or sale of which are covered by a Valid Claim of a Cohesion Patent. Cohesion shall conduct such negotiations with ZYCOS in good faith.

            3.2 FUTURE GRANT TO COHESION.

On written request from Cohesion, ZYCOS agrees to grant to Cohesion a non-exclusive, perpetual, royalty-bearing license in the Territory, with right to grant sublicenses, under the ZYCOS Technology to Manufacture and Exploit surgical sealants in the field of human tissue repair and regeneration, in accordance with and subject to the terms and conditions of a separate


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written agreement to be negotiated in good faith between the parties. The royalty rates that Cohesion shall pay to ZYCOS under any such license shall be the same as those set forth in Section 4.1 with respect to the sales of Products hereunder.

            3.3 RESERVATION OF RIGHTS.

Cohesion grants no rights to ZYCOS, its Affiliates, or its sublicensees in this Agreement except as expressly provided herein.

            3.4 SUPPLY.

Cohesion agrees to supply ZYCOS with Hydrogels upon the written request of ZYCOS, in accordance with and subject to the terms and conditions of a separate written agreement to be negotiated by the parties, provided that Cohesion shall have no such obligation unless the parties so agree in such separate written agreement.

            3.5 RESEARCH.

Cohesion agrees to perform research on Hydrogels upon the written request of ZYCOS, in accordance with and subject to the terms and conditions of a separate written agreement to be negotiated in good faith between the parties; provided that Cohesion shall have no such research obligation unless the parties so agree in such separate written agreement. Such agreement shall provide an outline of the work to be performed and a budget approved by both parties.

                                   ARTICLE IV
                             PAYMENTS AND ROYALTIES

            4.1 PAYMENTS TO COHESION.

In partial consideration of the licenses and other rights granted herein and subject to the terms and conditions set forth in this Agreement, ZYCOS shall make the following royalty payments to Cohesion:

                  (a) Royalties on Direct Sales. Subject to Section 4.5, ZYCOS shall pay to Cohesion royalties equal to [Text Deleted] by ZYCOS or its Affiliates of each Product in each country in the Territory in which there is a Valid Claim under any issued Cohesion Patents that provide exclusive and enforceable rights with respect to the sale of such Product in such country.

                  (b) Royalties on Indirect Sales. Subject to Section 4.5, with respect to each Product developed and/or commercialized and/or sold by sublicensees of ZYCOS, ZYCOS shall pay to Cohesion a royalty equal to [Text Deleted]


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            4.2 ROYALTY TERM.

ZYCOS's royalty obligations under Section 4.1 shall terminate, on a country-by-country basis, with respect to each Product, upon the expiration date in a country of the last to expire of any issued Cohesion Patent that includes at least one Valid Claim covering the sale of such Product in such country. Upon termination of the royalty obligations of ZYCOS under this Section 4.2 in a country, the license grants to ZYCOS in Section 3.1 shall become fully paid-up with respect to such country and Net Sales and other payments with respect to Products in such country shall be excluded from the royalty calculations set forth in Section 4.1.

            4.3 ROYALTY PAYMENTS.

Running royalties shall be payable with respect to a Product in a country on a quarterly basis, within sixty (60) days after the end of each Calendar Quarter, based upon the Net Sales during such Calendar Quarter, commencing with the Calendar Quarter in which the first sale for use or consumption by the general public of such Product in such country after Regulatory Approval (including pricing and reimbursement approval) for the marketing and sale of such Product has been obtained in such country. Royalties shall be calculated in accordance with U.S. generally accepted accounting principles consistently applied and with the terms of this Article IV. Only one royalty payment will be due on Net Sales even though the Exploitation of a Product may be covered by more than one Cohesion Patent in a country.

            4.4 ROYALTY STATEMENTS.

Each royalty payment hereunder shall be accompanied by a statement showing (a) Net Sales by ZYCOS and its Affiliates and the gross amount invoiced with respect thereto on a country-by-country basis, (b) the number of units of Product sold by ZYCOS or its Affiliates on a country-by-country basis during the applicable Calendar Quarter, (c) the amount of royalties due on such Net Sales, (d) any amounts received by ZYCOS or its Affiliates on which royalties are due to Cohesion pursuant to Section 4.1(b), and (e) the amount of royalties due to Cohesion pursuant to Section 4.1(b).

            4.5 REDUCTION OF ROYALTY.

                  (a) Compulsory Licenses.

In the event that a court or a governmental agency of competent jurisdiction requires ZYCOS or a ZYCOS Affiliate or sublicensee to grant a compulsory license to a Third Party permitting such Third Party to make and sell a Product in a country, then the royalty rate to be paid by ZYCOS pursuant to Section 4.1(b) with respect to amounts received from such sublicensee shall automatically be reduced to the lesser of (i) the rate provided in Section 4.1(b), and (ii) fifty percent (50%) of the royalty rate under such compulsory license, during the time period when such compulsory license is in effect and being exercised; provided, however, that if such country is in the European Union, such reduction shall apply to all other member countries of the European Union.

                  (b) Stacking Clause.


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                        (i) For Products sold by ZYCOS or its Affiliates to
Third Parties, where the sum of royalty payments owed by ZYCOS and its Affiliates to Cohesion and to any Third Parties exceeds [Text Deleted] for a given Product for a Calendar Quarter, the royalty rate under Section 4.l(a) shall be reduced pro rata such that the aggregate royalty rate payable on such Product does not exceed [Text Deleted].

                        (ii) In the case of a Product developed and/or commercialized by a sublicensee of ZYCOS, where ZYCOS is legally required to make payment to one or more Third Parties in order that such sublicensee may develop and/or commercialize such Product, then if the sum of royalty payments owed by ZYCOS and its Affiliates to Cohesion and to any such Third Parties [Text Deleted] of all amounts received by ZYCOS from such sublicensee that are subject to the royalty obligations of ZYCOS under Section 4.1(b) with respect to a Calendar Quarter, the royalty rate under Section 4.1(b) shall be reduced pro rata such that the aggregate amount payable by ZYCOS with respect to such Product for such Calendar Quarter does not exceed [Text Deleted].

            4.6 RECORDS RETENTION; AUDIT.

                  (a) Record Retention. Until the third (3rd) anniversary of December 31 of the Calendar Year in which a Product is sold by ZYCOS or an Affiliate or sublicensee of ZYCOS, ZYCOS shall, and shall ensure that its Affiliates and sublicensees shall, keep records of such sales in sufficient detail to confirm the accuracy of the royalty calculations hereunder.

                  (b) Audit. Upon the written request of Cohesion and not more than once in a Calendar Year, ZYCOS shall, and shall cause its Affiliates to, permit an independent certified public accounting firm of nationally recognized standing selected by Cohesion, and reasonably acceptable to ZYCOS, at Cohesion' expense, to have access during normal business hours, and upon reasonable prior written notice, to such of the records of ZYCOS or its Affiliates or sublicensees as may be reasonably necessary to verify the accuracy of the royalty reports hereunder, as well as the Written Records, for any Calendar Year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to Cohesion and ZYCOS whether such royalty reports and Written Records are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Cohesion. Any failure by Cohesion to exercise its right under this Section 4.6(b) with respect to a Calendar Year within the time period allotted therefor, shall constitute a waiver by Cohesion of its right to later object to any payments made by ZYCOS under this Agreement during such Calendar Year, except where ZYCOS has willfully and wrongfully withheld payments.

                  (c) Confidentiality. Cohesion shall treat all information subject to review under this Section 4.6 in accordance with the confidentiality provisions of Article VII and shall cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with ZYCOS obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.


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            4.7 MODE OF PAYMENT.

All payments to Cohesion under this Agreement shall be made by deposit of United States Dollars in the requisite amount to such bank account as Cohesion may from time to time designate by notice to ZYCOS. ZYCOS shall pay, for the account of Cohesion, all withholding, sales, value-added and other taxes, which amounts shall be deducted by ZYCOS from the amounts owed to Cohesion under this Agreement. With respect to sales outside the United States, royalty payments shall be calculated in the currency of the country where such sales occurred and, after such calculation, be converted into United States Dollars utilizing currency exchange rates for the last Calendar Quarter for which remittance is made. For each month and each currency, such exchange rate shall equal the arithmetic average of the daily exchange rates (obtained as described below) during the Calendar Quarter; each such daily exchange rate shall be obtained from the Reuters Daily Rate Report or The Wall Street Journal, Eastern U.S. Edition, or, if not so available, as otherwise agreed by the parties.

                                    ARTICLE V
                              ADVERSE EVENT REPORTS

            Cohesion shall provide ZYCOS with all information necessary or desirable for ZYCOS to comply with all Applicable Law with respect to the Method and Products, as the case may be. In furtherance thereof, Cohesion shall (a) develop appropriate adverse experience reporting procedures; (b) provide to ZYCOS any material information on the Method and Products from preclinical or clinical laboratory, animal toxicology and pharmacology studies, as well as serious or unexpected adverse experience reports from clinical trials and commercial experiences with the Method and Products; and (c) report and provide such information to ZYCOS in such a manner and time so as to enable ZYCOS to comply with all Applicable Law in countries for which Regulatory Approval is or will be sought.

                                   ARTICLE VI
                          INTELLECTUAL PROPERTY RIGHTS

            6.1 INTELLECTUAL PROPERTY OWNERSHIP.

                  (a) Ownership of ZYCOS Intellectual Property, Regulatory Documentation, and Trademarks. As between the parties, ZYCOS shall own and retain all rights, title and interest in and to any and all ZYCOS Intellectual Property, Regulatory Documentation generated by or on behalf of ZYCOS, its Affiliates or sublicensees, and Trademarks used by or on behalf of ZYCOS, its Affiliates or sublicensees in connection with the Products.

                  (b) Ownership of Licensed Technology. Subject to the license grants to ZYCOS under Section 3.1, as between the parties, Cohesion shall own and retain all rights, title and interest in and to all Licensed Technology.

                  (c) Ownership of New Information and Inventions. Cohesion acknowledges and agrees that, in the course of conducting their respective businesses, including developing and commercializing Products, ZYCOS and its Affiliates may now or in the future discover or develop Information and Inventions relating to the diagnosis, treatment or prevention of any disease, disorder or condition in humans, including any Products. ZYCOS and its Affiliates, as applicable, shall own all right, title and interest in and to any such Information and Inventions, including any Improvements made by or on behalf of ZYCOS or any of its Affiliates to the Method, the Hydrogels, the Products, or any process for Manufacturing the Hydrogels, the Products, and any Improvements to the foregoing or any intermediate thereof, including any device for the administration of the Products and any Improvements to the foregoing (the "ZYCOS Intellectual Property").

            6.2 PROSECUTION OF PATENTS.

                  (a) Patents. Cohesion shall be responsible for obtaining, prosecuting and maintaining the Cohesion Patents in the Territory and for all Patent Costs.

                  (b) Cooperation.

Cohesion shall regularly provide ZYCOS with copies of all patent applications filed hereunder and other material submissions and correspondence with any patent authorities, as applicable, in sufficient time, but in any event not less than thirty (30) days prior to the date a reply is required by the relevant patent authorities, to allow for review and comment by ZYCOS. In addition, Cohesion shall provide ZYCOS and its counsel with an opportunity to consult with Cohesion and its counsel regarding the filing and contents of any application, amendment, registration, submission, response or correspondence with any patent authorities (provided that ZYCOS shall pay the reasonable costs of such consultation), and Cohesion shall accede to reasonable requests of ZYCOS regarding the filing and prosecution of the Cohesion Patents; provided, however, that ZYCOS shall have the sole right to approve in advance any material with respect to a patent application or to any other material filed with the patent authorities in the Territory that relates, directly or indirectly, to the Field. Any disagreement between the parties relating to any such material shall be subject to arbitration pursuant to Section 11.6.

                  (c) ZYCOS Intellectual Property.

ZYCOS shall have the sole right, at its cost and expense, to obtain, prosecute and maintain any intellectual property protection for any ZYCOS Intellectual Property and for any Trademark (excluding any Trademarks owned by Cohesion) with respect to the Products.

                  (d) Election not to Prosecute.

If Cohesion elects not (i) to pursue the filing, prosecution or maintenance of a Cohesion Patent in a particular country, or (ii) to take any other action with respect to a Cohesion Patent in a particular country that is necessary or useful to establish or preserve rights thereto, then, in either case, Cohesion shall so notify ZYCOS promptly in writing and in good time to enable ZYCOS to meet any deadlines by which an action must be taken to establish or preserve any such rights in such Cohesion Patent in such country. Upon receipt of any such notice by Cohesion or if, at any time, Cohesion fails to initiate any such action within thirty (30) days after a request by ZYCOS that it do so (and thereafter diligently pursue such action), ZYCOS shall have the right, but not the obligation, to pursue the filing or registration, or support the continued prosecution or maintenance, of such Cohesion Patent at its expense in such country. If ZYCOS elects to pursue such filing or registration, as the case may be, or continue such support, then ZYCOS shall notify Cohesion of such election and Cohesion shall, and shall cause its Affiliates to (i) reasonably cooperate with ZYCOS in this regard, and (ii) promptly grant to ZYCOS, without additional consideration, an exclusive, perpetual, irrevocable, royalty-free license in the Territory under such Cohesion Patent, as applicable, in such country.

            6.3 ENFORCEMENT OF PATENTS.

ZYCOS shall have the right, at its expense, to seek to remove any infringement of the Cohesion Patents to the extent that such infringement relates to the development and commercialization of Products in the Field (or Improvements thereto) in the Territory. ZYCOS shall retain any amounts recovered, whether by settlement or judgment, pursuant to actions taken under this Section. Cohesion shall, at its own expense, provide reasonable assistance to ZYCOS with respect to the foregoing, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow ZYCOS to maintain the action. Except as otherwise provided by the first sentence of this Section, each party shall retain the sole right to enforce its rights under any Patents and to any Trademarks against all infringers at its sole cost and expense.

            6.4 INFRINGEMENT OF THIRD PARTY RIGHTS.

                  (a) Third Party Licenses. If (i) in the opinion of ZYCOS, one or more Patents with respect to the Licensed Technology have issued to a Third Party in any country such that ZYCOS cannot Exploit the Licensed Technology in such country without infringing such Patent or (ii) as a result of any claim made against ZYCOS or any of its Affiliates or sublicensees alleging that the Exploitation of the Licensed Technology by ZYCOS, its Affiliates or any of its sublicensees infringes or misappropriates any Patent or any other intellectual property right of a Third Party in any country, a judgment is entered by a court of competent jurisdiction from which no appeal is taken within the time permitted for appeal, such that ZYCOS cannot Exploit the Licensed Technology in such country without infringing the Patent or other proprietary rights of such Third Party, then, in either case, ZYCOS shall have the first right, but not the obligation, to negotiate and obtain a license from such Third Party as necessary for ZYCOS and its Affiliates and sublicensees to Exploit the Licensed Technology in such country. Any amounts paid by ZYCOS as royalties under such licenses shall be creditable against royalty amounts payable by ZYCOS to Cohesion under
Article IV of this Agreement, provided that such royalty payments shall not be reduced below [Text Deleted].

                  (b) Third Party Litigation. In the event that a Third Party institutes a patent, trade secret, or other infringement suit against ZYCOS or its Affiliates or sublicensees during the term of this Agreement, alleging that the Exploitation of the Licensed Technology infringes one or more patent, trade secret or other intellectual property rights held by such Third Party, then ZYCOS, at its cost and expense, shall assume direction and control of the defense of claims arising therefrom (including the right to settle such claims at its sole discretion). The reasonable costs and expenses and any damage awards or other payments or penalties incurred by ZYCOS in connection therewith (other than prospective royalties which shall be governed by Section 6.4(a)) that are not offset by proceeds therefrom shall be creditable against royalty amounts payable by ZYCOS to Cohesion under Article IV of this Agreement, provided that such royalty payments not be reduced [Text Deleted]

                  (c) Cooperation. In the event that a Third Party institutes a Patent, trade secret or other infringement suit against ZYCOS, or its Affiliates or sublicensees during the term of this Agreement (with respect to the Exploitation of the Licensed Technology), Cohesion shall, and shall cause its Affiliates to, use all reasonable efforts to assist and cooperate with ZYCOS in connection with the defense of such suit.

                  (d) Retained Rights. Nothing in this Section 6.4 shall prevent either party, at its own expense, from obtaining any license or other rights from Third Parties it deems appropriate in order to permit the full and unhindered exercise of its rights under this Agreement.

                                   ARTICLE VII
                        CONFIDENTIALITY AND NONDISCLOSURE

            7.1 CONFIDENTIAL INFORMATION.

                  (a) Defined. "Confidential Information" means (i) where Cohesion is the receiving party, any information relating to the terms of this Agreement, any proposed or actual Exploitation of a Product or a Hydrogel (or any Improvements to a Product or a Hydrogel) by ZYCOS, its Affiliates or sublicensees, the Regulatory Documentation, and all development, sales and marketing plans for the Products or any Improvements to the foregoing, or to the business affairs or other activities of ZYCOS, and (ii) where ZYCOS is the receiving party, any information marked as confidential, or, if disclosed orally, identified as confidential at the time of disclosure and confirmed in writing within five (5) business days of such disclosure by Cohesion, or relating to the terms of this Agreement, but not including any ZYCOS Information.

                  (b) Exclusions. Notwithstanding the foregoing, Confidential Information shall not include any information that:

                        (i) is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of receiving party;

                        (ii) can be demonstrated by documentation or other competent proof to have been in the receiving party's possession prior to disclosure by the disclosing party;

                        (iii) is subsequently received by the receiving party from a Third Party who is not bound by any obligation of confidentiality with respect to said information;

                        (iv) is generally made available to Third Parties by disclosing party without restriction on disclosure; or

                        (v) is independently developed by or for the receiving party without reference to the disclosing party's Confidential Information.

Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving party unless the combination and its principles are in the public domain or in the possession of the receiving party.

                  (c) Cohesion Obligations. Cohesion recognizes that by reason of ZYCOS's status as an exclusive licensee pursuant to the grant under Section 3.1, ZYCOS has an interest in Cohesion' retention in confidence of certain information of Cohesion. Accordingly, Cohesion shall, and shall cause its officers, directors, employees and agents to, keep completely confidential, and not publish or otherwise disclose, and not use directly or indirectly for any purposes, any information relating directly to the Licensed Technology, the Regulatory Documentation, including the Regulatory Approvals, or the development, sales or marketing of any Products (or any Improvements thereto) in the Field (the "ZYCOS Information"), except to the extent (i) the ZYCOS Information is in the public domain through no fault of Cohesion, its Affiliates or any of their respective officers, directors, employees and agents, (ii) such disclosure or use would be permitted under Section 7.3 or 7.4, (iii) such disclosure or use is otherwise expressly permitted by the terms of this Agreement or is reasonably necessary for the performance of this Agreement, or
(iv) the disclosure is of Cohesion Know-How to other licensees thereof. For clarification, the disclosure by Cohesion to ZYCOS or by ZYCOS to Cohesion of ZYCOS Information shall not cause such information to cease to be subject to the confidentiality provisions of this Section 7.1(c).

            7.2 CONFIDENTIALITY OBLIGATIONS.

At all times during the term of this Agreement and for a period of five (5) years following termination or expiration hereof, each party shall, and shall cause its officers, directors, employees and agents to, keep completely confidential and not publish or otherwise disclose and not use, directly or indirectly, for any purpose, any Confidential Information furnished to it by the other party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is reasonably necessary for the performance of this Agreement.

            7.3 PERMITTED DISCLOSURES.

Each party may disclose Confidential Information to the extent that such disclosure is:

                  (a) Made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction; provided, however, that the receiving party shall first have given notice to the disclosing party and given the disclosing party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

                  (b) Otherwise required by law, in the opinion of legal counsel to the receiving party as expressed in an opinion letter in form and substance reasonably satisfactory to the disclosing party, which shall be provided to the disclosing party at least two (2) business days prior to the receiving party's disclosure of the Confidential Information pursuant to this Section 7.3(b);

                  (c) Made by the receiving party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information; or

                  (d) Made by ZYCOS or its Affiliates or sublicensees to Third Parties as may be necessary or useful in connection with the Exploitation of the Products as contemplated by this Agreement, including subcontracting and sublicensing transactions in connection therewith.

            7.4 PUBLICATIONS.

At least forty-five (45) days prior to the submission for publication or other public disclosure by Cohesion, or any of its officers, directors, employees, or agents, of any information, data or results pertaining to or resulting from the Cohesion Patents or the Cohesion Know-How and relevant to the Field, Cohesion shall provide a copy of such proposed publication or a summary of such proposed disclosure to ZYCOS. Upon the written request of ZYCOS, which shall be received by Cohesion not later than forty-five (45) days after the receipt by ZYCOS of such copy or summary, Cohesion agrees (i) to delete from the proposed submission or disclosure any ZYCOS Information therein which ZYCOS requests be deleted, and/or (ii) to defer, for a period not to exceed sixty (60) days from the date of ZYCOS' request, the proposed submission or disclosure until Cohesion has received notice from ZYCOS that ZYCOS has filed a patent application covering subject matter disclosed in the proposed publication or disclosure, as ZYCOS in its sole discretion may elect. Cohesion agrees to acknowledge ZYCOS in all such publications or other public disclosures by coauthorship or acknowledgement, as appropriate according to customary practice for academic research publications and disclosures.

            7.5 USE OF NAME.

Neither party shall mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other party (or any abbreviation or adaptation thereof) in any publication, press release, promotional material or other form of publicity without the prior written approval of such other party in each instance, which shall not be unreasonably withheld. The restrictions imposed by this Section shall not prohibit either party from making any disclosure identifying the other party that is required by law. Notwithstanding the foregoing, ZYCOS may (a) refer to publications by employees of Cohesion in the scientific literature and (b) state that a license from Cohesion has been granted as herein provided.

            7.6 PRESS RELEASES.

Press releases or other similar public communication by either party relating to this Agreement shall be approved in advance by the other party, which approval shall not be unreasonably withheld or delayed, except for those communications required by securities or other Applicable Law, disclosures of information for which written consent has previously been obtained, information that has been previously disclosed publicly or as otherwise set forth in this Agreement.

                                  ARTICLE VIII
                              TERM AND TERMINATION

            8.1 TERM.

This Agreement shall commence upon the Effective Date and shall continue in full force and effect, unless earlier terminated in accordance with this Article VIII, on a country-by-country basis until the expiration date of the last to expire of any issued Cohesion Patent that includes at least one Valid Claim covering the sale of a Product in such country.

            8.2 TERMINATION FOR MATERIAL BREACH.

Failure by a party to comply with any of its material obligations contained herein, including the failure of ZYCOS to pay royalties in accordance with
Article IV hereof, shall entitle the party not in default to give to the party in default notice specifying the nature of the default, requiring the defaulting party to make good or otherwise cure such default, and stating its intention to terminate if such default is not cured. If such default is not cured within thirty (30) days (the "Cure Period") after the receipt of such notice (or, if such default cannot be cured within such thirty (30)-day period, if the party in default does not commence actions to cure such default within the Cure Period and thereafter diligently continue such actions), the party not in default shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement in its entirety; provided, however, that any right to terminate under this Section 8.2 shall be stayed in the event that, during any Cure Period, the party alleged to have been in default shall have initiated dispute resolution in accordance with Section 11.6(a) with respect to the alleged default, which stay shall last so long as the initiating party diligently and in good faith cooperates in the prompt resolution of such dispute resolution proceedings.

            8.3 TERMINATION BY ZYCOS.

ZYCOS shall have the right in its sole discretion to terminate this Agreement in its entirety upon thirty (30) days' prior written notice to Cohesion.

            8.4 TERMINATION UPON INSOLVENCY.

Either party may terminate this Agreement if, at any time, the other party shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that party or of its assets, or if the other party proposes a written agreement of composition or extension of its debts, or if the other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other party shall propose or be a party to any dissolution or liquidation, or if the other party shall make an assignment for the benefit of its creditors.

            8.5 CONSEQUENCES OF TERMINATION.

                  (a) Return of Material; Termination of Rights.

                        (i) Upon termination of this Agreement by ZYCOS pursuant to Section 8.3 or Cohesion pursuant to Section 8.2 or 8.4, each party, at the request of the other, shall return all data, files, records and other materials in its possession or control relating to the Method, the Hydrogels, or the Products, as applicable, and containing or comprising the other party's Information and Inventions or other Confidential Information (including the ZYCOS Information, as applicable), to which the returning party does not retain rights hereunder. In the event of termination by ZYCOS pursuant to Section 8.3, all licenses and other rights granted by Cohesion under Article III shall terminate. In the event of termination by Cohesion pursuant to Section 8.2 or 8.4, all such licenses and rights, and all related payment obligations of ZYCOS pursuant to Article IV, shall survive such termination in accordance with their terms.

                        (ii) Upon termination of this Agreement by ZYCOS pursuant to Section 8.2 or 8.4, (A) Cohesion shall return all data, files, records and other materials in its possession or control containing or comprising ZYCOS's Information and Inventions or other Confidential Information (including the ZYCOS Information, as applicable); and (B) all licenses and other rights granted by Cohesion under Article III, and all related payment obligations of ZYCOS pursuant to Article IV, shall survive such termination in accordance with their terms.

                  (b) Rights Cumulative. The rights and remedies in Section 8.5(a) shall be cumulative and in addition to any other rights or remedies that may be available to the parties.


            8.6 ACCRUED RIGHTS; SURVIVING OBLIGATIONS.

                  (a) Accrued Rights. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a party prior to such termination or expiration. Such termination or expiration shall not relieve a party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

                  (b) Survival. Without limiting the foregoing, Sections 3.3, 4.6, 6.1, 8.5, 11.4, 11.5, 11.6, 11.9, this Section 8.6, and Articles V, VII and
IX of this Agreement (and Sections 6.2, 6.3, and 6.4, to the extent that the license grants in Article III survive pursuant to Section 8.5) shall survive the termination or expiration of this Agreement for any reason.

            8.7 RIGHTS IN BANKRUPTCY.

All rights and licenses granted under or pursuant to this Agreement by Cohesion are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that ZYCOS, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Cohesion under the U.S. Bankruptcy Code, ZYCOS shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in ZYCOS's possession, shall be promptly delivered to it
(a) upon any such commencement of a bankruptcy proceeding upon ZYCOS's written request therefor, unless Cohesion elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of Cohesion upon written request therefor by ZYCOS.

                                   ARTICLE IX
                                    INDEMNITY

            9.1 INDEMNIFICATION OF ZYCOS.

Cohesion shall indemnify ZYCOS, its Affiliates and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and expenses) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, "Losses") arising from or occurring as a result of the breach by Cohesion of this Agreement, except for those Losses for which ZYCOS has an obligation to indemnify Cohesion pursuant to Section 9.2, as to which Losses each party shall indemnify the other to the extent of their respective liability for the Losses; provided, however, that Cohesion shall not be obligated to indemnify ZYCOS for any Losses that arise as a result of gross negligence or willful misconduct on the part of ZYCOS or any of its Affiliates.

            9.2 INDEMNIFICATION OF COHESION.

ZYCOS shall indemnify Cohesion, its Affiliates and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all Losses arising from or occurring as a result of the marketing, sale or use of any Product, except for those Losses for which Cohesion has an obligation to indemnify ZYCOS and its Affiliates pursuant to
Section 9.1, as to which Losses each party shall indemnify the other to the extent of their respective liability for the Losses; provided, however, that ZYCOS shall not be obligated to indemnify Cohesion for any Losses that arise as a result of gross negligence or willful misconduct on the part of Cohesion or any of its Affiliates.

            9.3 INDEMNIFICATION PROCEDURE.

                  (a) Notice of Claim. The indemnified party shall give the indemnifying party prompt written notice (an "Indemnification Claim Notice") of any Losses or discovery of fact upon which such indemnified party intends to base a request for indemnification under Section 9.1 or Section 9.2, but in no event shall the indemnifying party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The indemnified party shall furnish promptly to the indemnifying party copies of all papers and official documents received in respect of any Losses. All indemnification claims in respect of a party, its Affiliates or their respective directors, officers, employees and agents shall be made solely by such party to this Agreement (the "Indemnified Party").

                  (b) Third Party Claims. The obligations of an indemnifying party under this Article IX with respect to Losses arising from claims of any Third Party that are subject to indemnification as provided for in Sections 9.1 or 9.2 (a "Third Party Claim") shall be governed by and be contingent upon the following additional terms and conditions:

                        (i) Control of Defense. At its option, the indemnifying party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying party's receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying party shall not be construed as an acknowledgment that the indemnifying party is liable to indemnify any indemnified party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying party of any defenses it may assert against any indemnified party's claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying party. In the event the indemnifying party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying party all original notices and documents (including court papers) received by any indemnified party in connection with the Third Party Claim. Should the indemnifying party assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the Indemnified Party or any other indemnified party for any legal expenses subsequently incurred by such indemnified party in connection with the analysis, defense or settlement of the Third Party Claim (except for any such expenses incurred with the prior written approval of the indemnifying party). In the event that it is ultimately determined that an indemnifying party is not obligated to indemnify, defend or hold harmless any indemnified party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying party for any and all costs and expenses (including attorneys' fees and costs of suit) and any Losses incurred by the indemnifying party in its defense of the Third Party Claim.

                        (ii) Right to Participate in Defense. Without limiting
Section 9.3(b)(i), any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party's own expense unless (A) the employment thereof has been specifically authorized by the indemnifying party in writing or (B) the indemnifying party has failed to assume the defense and employ counsel in accordance with Section 9.3(b)(i) (in which case the Indemnified Party shall control the defense).

                        (iii) Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnified Party's becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner, and as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying party has assumed the defense of the Third Party Claim in accordance with Section 9.3(b)(i), the indemnifying party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The indemnifying party shall not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the indemnifying party. Regardless of whether the indemnifying party chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying party.

                        (iv) Cooperation. Regardless of whether the indemnifying party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other indemnified party to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to indemnifying party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making indemnified parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

                        (v) Expenses. Except as provided above, the reasonable costs and expenses, including reasonable fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a Calendar Quarter basis by the indemnifying party, without prejudice to the indemnifying party's right to contest the Indemnified Party's right to indemnification and subject to refund in the event the indemnifying party is ultimately held not to be obligated to indemnify the Indemnified Party.

                                    ARTICLE X
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

            10.1 REPRESENTATIONS, WARRANTIES AND COVENANTS.

Each party hereby represents, warrants and covenants to the other party as of the Effective Date as follows:

                  (a) Such party (i) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and
(ii) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such party and constitutes a legal, valid and binding obligation of such party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

                  (b) Such party is not aware of any pending or threatened litigation (and has not received any communication) that alleges that such party's activities related to this Agreement have violated, or that by conducting the activities as contemplated herein such party would violate, any of the intellectual property rights of any other Person.

                  (c) All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by such party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

                  (d) The execution and delivery of this Agreement and the performance of such party's obligations hereunder (i) do not conflict with or violate any requirement of applicable law or regulation or any provision of articles of incorporation, bylaws or limited partnership agreement of such party, as applicable, in any material way, and (ii) do not conflict with, violate, or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such party is bound.

            10.2 ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF ZYCOS.

ZYCOS represents, warrants and covenants to Cohesion that ZYCOS (a) is a corporation duly organized and in good standing under the laws of the State of Delaware, and (b) has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement.

            10.3 ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF
COHESION.

Cohesion represents, warrants and covenants to ZYCOS that:

                  (a) Cohesion is corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as is contemplated to be conducted by this Agreement.

                  (b) Cohesion is the sole and exclusive owner of all right, title and interest in and to the Patents listed on Schedule 10.3(b) and, except as provided in Schedule 10.3(b), such rights are not subject to any encumbrance, lien or claim of ownership by any Third Party. During the term of this Agreement, Cohesion shall not encumber or diminish the rights granted to ZYCOS hereunder.

                  (c) The conception, development and reduction to practice of the Licensed Technology existing as of the Effective Date have not constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party. There are no claims, judgments or settlements against or amounts with respect thereto owed by Cohesion or any of its Affiliates relating to the Licensed Technology. No claim or litigation has been brought or threatened by any Person alleging, and Cohesion is not aware of any possible claim, whether or not asserted, that (i) any of the Licensed Technology is invalid or unenforceable or (ii) the disclosing, copying, making, assigning, licensing or Exploiting of any of the Licensed Technology, or products and services embodying any of the Licensed Technology, violates, infringes or otherwise conflicts or interferes with any intellectual property or proprietary right of any Third Party.

                  (d) Except for the grants in Section 3.1, neither Cohesion nor any of its Affiliates has, as of the Effective Date, directly or indirectly, expressly or by implication, by action or omission or otherwise (i) assigned, transferred, conveyed or otherwise encumbered any right, title or interest in or to the Licensed Technology, (ii) granted any license or other right, title or interest in or to the Licensed Technology or the Regulatory Documentation, or
(iii) agreed to, or is otherwise bound by, any covenant not to sue for any infringement, misuse or otherwise with respect to the Licensed Technology.

                  (e) Cohesion shall obtain from each of its Affiliates, sublicensees, employees and agents, and from the employees and agents of its Affiliates, sublicensees and agents, who are involved in the Exploitation of the Licensed Technology or who otherwise have access to any ZYCOS Information or other Confidential Information of ZYCOS, rights to any and all Information and Inventions that relate to the Licensed Technology, such that ZYCOS shall, by virtue of this Agreement, receive from Cohesion, without payments beyond those required by Article IV, the licenses and other rights granted to ZYCOS and its Affiliates hereunder.

                  (f) To the best of Cohesion' and its Affiliates' knowledge, there is no actual or threatened infringement by a Third Party of the Licensed Technology.

            10.4 DISCLAIMER OF WARRANTIES.

EXCEPT AS PROVIDED IN THIS ARTICLE X, COHESION MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE LICENSED

TECHNOLOGY, OR THE VALIDITY OF SUCH TECHNOLOGY OR ANYTHING ELSE, AND THE PARTIES HEREBY DISCLAIM ANY FURTHER WARRANTY, INCLUDING ANY WARRANTY OF MERCHANT ABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OR OTHER STATUTORY, IMPLIED, OR EXPRESS WARRANTIES.

                                   ARTICLE XI
                                  MISCELLANEOUS

            11.1 FORCE MAJEURE.

Neither party shall be held liable or responsible to the other party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the non-performing party, including fires, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority. The non-performing party shall notify the other party of such force majeure within ten (10) days after such occurrence by giving written notice to the other party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing party shall use commercially reasonable efforts to remedy its inability to perform; provided, however, that in the event the suspension of performance continues for one-hundred and eighty (180) days after the date of the occurrence, and such failure to perform would constitute a material breach of this Agreement in the absence of such force majeure, the non-performing party may terminate this Agreement pursuant to Section 8.2 by written notice to the other party.

            11.2 ASSIGNMENT.

Without the prior written consent of the other party hereto, neither party shall sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder to an Affiliate, to the purchaser of all or substantially all of its assets or business or stock related to the Method and the Products, or to its successor entity or acquirer in the event of a merger, consolidation or change in control of such party. Any attempted assignment or delegation in violation of the preceding sentence shall be void and of no effect. All validly assigned and delegated rights and obligations of the parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of ZYCOS or Cohesion, as the case may be.

            11.3 SEVERABILITY.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the parties herein. To the fullest extent permitted by applicable law, each party hereby waives any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

            11.4 GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the rules of conflict of laws thereof.

            11.5 NOTICES.

All notices or other communications that are required or permitted hereunder shall be in writing and delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier as provided herein), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

            If to ZYCOS, to:

                   ZYCOS Inc.
                   44 Hartwell Avenue
                   Lexington, MA 02421
                   Attention: Mark A. Philip, CEO
                   Facsimile: 781-274-0839

                   with a copy to:

                   James C. Snipes
                   Covington & Burling
                   601 California St., Suite 1900
                   San Francisco, CA  94108
                   Facsimile: 415-591-6091

            If to Cohesion, to:

                   Cohesion Technologies, Inc.
                   2500 Faber Place
                   Palo Alto, California 94303
                   Attention:  Chief Executive Officer
                   Facsimile: 650-320-5533
                   with a copy to:

                   -----------------------------------

                   -----------------------------------

                   -----------------------------------
                   Attention:
                             -------------------------
                   Facsimile:
                             -------------------------

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed to have been given (a) when delivered, if personally delivered or sent by facsimile on a business day, (b) on the business day after dispatch, if sent by nationally-recognized overnight courier, and (c) on the third business day following the date of mailing, if sent by mail. It is understood and agreed that this Section 11.5 is not intended to govern the day-to-day business communications necessary between the parties in performing their duties, in due course, under the terms of this Agreement.

            11.6 DISPUTE RESOLUTION.

                  (a) Dispute Procedures. Any dispute between the parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith shall first be referred to the chief executive officers of the parties. Disputes between the parties that are not resolved by the chief executive officers within fifteen (15) days after being referred thereto shall be referred to compulsory arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association to be held in Boston, Massachusetts. The arbitrator shall be appointed in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Any fees and expenses payable with respect to the arbitration shall be borne by the party losing the case. All arbitration rulings and awards shall be final and binding on the parties. Notwithstanding any of the foregoing, if the arbitrator appointed pursuant to this Section 11.6(a) is unable or unwilling to resolve the dispute for which such arbitrator is appointed within one hundred and eighty
(180) days of such appointment, the parties shall be free to seek any available judicial remedy.

                  (b) Interim Relief. Notwithstanding anything herein to the contrary, nothing in this Section 11.6 shall preclude either party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a dispute, either prior to or during the arbitration, if necessary to protect the interests of such party. This Section 11.6 shall be specifically enforceable.

            11.7 ENTIRE AGREEMENT; MODIFICATIONS.

This Agreement sets forth and constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each party confirms that it is not relying on any representations or warranties of the other party except as specifically set forth herein. No amendment, modification, release or discharge hereof shall be binding upon the parties unless in writing and duly executed by authorized representatives of both parties.

            11.8 RELATIONSHIP OF THE PARTIES.

It is expressly agreed that Cohesion, on the one hand, and ZYCOS, on the other hand, shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither Cohesion, on the one hand, nor ZYCOS, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other party to do so. All persons employed by a party shall be employees of such party and not of the other party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such party.

            11.9 EQUITABLE RELIEF.

Cohesion acknowledges and agrees that the restrictions set forth in Article VII of this Agreement are reasonable and necessary to protect the legitimate interests of ZYCOS and that ZYCOS would not have entered into this Agreement in the absence of such restrictions, and that any violation or threatened violation of any provision of Article VII will result in irreparable injury to ZYCOS. Cohesion also acknowledges and agrees that in the event of a violation or threatened violation of any provision of Article VII, ZYCOS shall be entitled to seek preliminary and permanent injunctive relief, without the necessity of proving irreparable injury or actual damages and without the necessity of having to post a bond, as well as to an equitable accounting of all earnings, profits and other benefits arising from any such violation. The rights provided in the immediately preceding sentence shall be cumulative and in addition to any other rights or remedies that may be available to ZYCOS. Nothing in this Section 11.9 is intended, or should be construed, to limit ZYCOS's right to preliminary and permanent injunctive relief or any other remedy for a breach of any other provision of this Agreement.

ZYCOS acknowledges and agrees that the restrictions set forth in Article VII of this Agreement are reasonable and necessary to protect the legitimate interests of Cohesion and that Cohesion would not have entered into this Agreement in the absence of such restrictions, and that any violation or threatened violation of any provision of Article VII will result in irreparable injury to Cohesion. ZYCOS also acknowledges and agrees that in the event of a violation or threatened violation of any provision of Article VII, Cohesion shall be entitled to seek preliminary and permanent injunctive relief, without the necessity of proving irreparable injury or actual damages and without the necessity of having to post a bond, as well as to an equitable accounting of all earnings, profits and other benefits arising from any such violation. The rights provided in the immediately preceding sentence shall be cumulative and in addition to any other rights or remedies that may be available to Cohesion. Nothing in this Section
11.9 is intended, or should be construed, to limit Cohesion's right to preliminary and permanent injunctive relief or any other remedy for a breach of any other provision of this Agreement.

            11.10 WAIVER.

Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. The waiver by either party hereto of any right hereunder or of the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

            11.11 COUNTERPARTS.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            11.12 NO BENEFIT TO THIRD PARTIES.

The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

            11.13 FURTHER ASSURANCE.

Each party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other party its rights and remedies under this Agreement.

            11.14 REFERENCES.

Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Section or Schedule of this Agreement, (b) references in any section to any clause are references to such clause of such section, and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.

            11.15 CONSTRUCTION.

Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word "or" is used in the inclusive sense. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term "including" as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the parties and no rule of strict construction shall be applied against either party hereto.

            11.16 LIMITATION ON DAMAGES.

SUBJECT TO ARTICLE IX HEREOF, AND EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, NONE OF ZYCOS, COHESION OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING FOR LOST PROFITS, MILESTONES OR ROYALTIES), WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF (a) THE EXPLOITATION OF ANY PRODUCT PURSUANT TO THE TERMS OF THIS AGREEMENT, OR (b) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT.

                           [SIGNATURE PAGE TO FOLLOW]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

COHESION TECHNOLOGIES, INC.                  ZYCOS INC.



By: /s/ William G. Mavity                    By: /s/ Mark A. Philip
    --------------------------                   --------------------------
Name: William G. Mavity                      Name: Mark A. Philip
      ------------------------                     ------------------------
Title: President / CEO                       Title: President & CEO
       -----------------------                      -----------------------